RJR PACKAGING, LLC
OPERATING AGREEMENT
     This Operating Agreement (this “Agreement”) is made and entered into effective as of the date specified on the signature page hereto, by R. J. Reynolds Tobacco Company, a New Jersey corporation (“Holding Co.” or the “Member”), in connection with the ownership and management of RJR Packaging, LLC, a Delaware limited liability company (the “Company”), pursuant to the provisions of the Act (defined below).
RECITAL
     The Company was formed as a Delaware limited liability company by the filing of a certificate of formation with the Secretary of State of the State of Delaware (the “Certificate of Formation”).
     NOW, THEREFORE, the Member, as the sole member of the Company, hereby adopts the following as the Company’s “limited liability company agreement,” as that term is used in the Act.
I. DEFINED TERMS; RULES OF CONSTRUCTION
     1.1 Definitions. As used in this Agreement, the following terms will have the meanings indicated below:
     “Act” means the Delaware Limited Liability Company Act of 1992, and any successor statute, as the same may be amended from time to time.
     “Affiliate” means, with respect to any Person, (i) any Person, directly or indirectly, controlling, controlled by or under common control with such Person, (ii) any executive officer, director or general partner of such Person, or (iii) any Person who is an executive officer, director, general partner, or trustee of any Person described in clauses (i) and (ii) of this sentence. For the purpose of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or agency or otherwise.
     “Agreement” has the meaning set forth in the first paragraph.
     “Bankruptcy” means, with respect to any Person, a Voluntary Bankruptcy or an Involuntary Bankruptcy. A “Voluntary Bankruptcy” means, with respect to any Person, (i) (a) the inability of such Person generally to pay its debts as such debts become due, (b) the failure of such Person generally to pay its debts as such debts become due, or (c) an admission in writing by such Person of its inability to pay its debts generally or a general assignment by such Person for the benefit of creditors; (ii) the filing of any petition or answer by such Person seeking to adjudicate it bankrupt or insolvent, or seeking any liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of itself or its debts under any Law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking, consenting to, or acquiescing in the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for such Person or for any substantial part of its property; or (iii) any corporate action taken by such Person to authorize any of the actions set forth above. An “Involuntary Bankruptcy” means, with respect to any Person, without the consent or acquiescence of such Person, the entering of an order for relief or approving a petition for relief or reorganization or any other petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or other similar relief under any present or future bankruptcy, insolvency or similar statute, law or regulation, or the filing of any such petition against such Person which petition shall not be dismissed or stayed within 60 days, or, without the consent or acquiescence of such Person, the entering of an order appointing a trustee, custodian, receiver or liquidator of such Person or of all or any substantial part of the assets of such Person which order shall not be dismissed or stayed within 60 days.
     “Business Day” means a day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed.
     “Certificate of Formation” has the meaning set forth in the recital of this Agreement.
     “Code” means the United States Internal Revenue Code of 1986, as amended, and the Treasury rules and regulations thereunder.
     “Company” has the meaning set forth in the first paragraph of this Agreement.
     “Company Liquidating Event” means any of the following events:
(i) The Bankruptcy of the Company;
(ii) The election of the Member to dissolve, wind up or liquidate the Company; and
(iii) The happening of any event that makes it unlawful or impossible to carry on the business of the Company, or the Delaware Court of Chancery has entered a final decree pursuant to Section 18-802 of the Act.
For the avoidance of doubt, the occurrence of any event described in Section 18-801(4) of the Act with respect to the Member will not be a Company Liquidating Event.
     “GAAP” means United States generally accepted accounting principles as in effect from time to time.
     “Holding Co.” has the meaning set forth in the first paragraph of this Agreement.
     “Involuntary Bankruptcy” has the meaning set forth in the definition of Bankruptcy.
     “Law” means any law, treaty, directive, statute, rule, regulation, ordinance, order, directive, code, interpretation, judgment, decree, injunction, writ, determination, award, permit,

license, authorization, direction, requirement or decision of or agreement with or by any government or governmental department, commission, board, court, authority, agency, official or officer having jurisdiction of the matter in question.
     “Member” has the meaning set forth in the first paragraph of this Agreement.
     “Member Interest” means an interest in the Company described in Section 3.2 of the Agreement.
     “Person” means any individual, partnership (whether general or limited), corporation, limited liability company, trust, estate, association, custodian, nominee or other entity, or a government or any political subdivision or agency thereof.
     “Voluntary Bankruptcy” has the meaning set forth in the definition of Bankruptcy.
     1.2 Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” mean “to but excluding.”
     1.3 Accounting Terms. All accounting terms not specifically defined herein will be construed in accordance with GAAP applied consistently, except to the extent otherwise specified in the terms hereof.
     1.4 Use of Certain Terms. Unless the context of this Agreement requires otherwise, the plural includes the singular, the singular includes the plural, and “including” has the inclusive meaning of including without limitation.” The words “hereof,” “herein,” “hereby,” “hereunder” and other similar terms of this Agreement refer to this Agreement as a whole and not exclusively to any particular provision of this Agreement. All pronouns and any variations thereof will be deemed to refer to masculine, feminine, or neuter, singular or plural, as the identity of the Person or Persons may require.
     1.5 Headings and References. Section and other headings are for reference only, and will not affect the interpretation or meaning of any provision of this Agreement. Unless otherwise provided, references to Articles and Sections will be deemed references to Articles and Sections of this Agreement. References in this Agreement and any other agreements are as the same may be modified, amended, restated or supplemented from time to time pursuant to the provisions hereof or thereof. A reference to any law will mean that law as it may be amended, modified or supplemented from time to time, and any successor law. A reference to a Person includes the successors and assigns of such Person, but such reference will not increase, decrease or otherwise modify in any way the provisions in this Agreement governing the assignment of rights and obligations under or the binding effect of any provision of this Agreement.
II. ORGANIZATIONAL MATTERS
     2.1 Formation. The formation of the Company as a Delaware limited liability company under the Act and all actions taken by the Person who executed and filed the Certificate of Formation are hereby adopted and ratified, such Person being an “authorized person” within the meaning of the Act. The affairs of the Company and the conduct of its business will be governed by the terms and be subject to the conditions set forth in this Agreement, as amended from time to time. The Member is hereby authorized and directed to file any and all necessary amendments to the Certificate of Formation in the Office of the Secretary of State of the State of Delaware and any other documents as may be required or appropriate under the Act or the Laws of any jurisdiction in which the Company may conduct business or own property.
     2.2 Members. Effective as of the date on the signature page hereto, R. J. Reynolds Tobacco Company is hereby admitted as the single and sole member of the Company and will be shown as such on the books and records of the Company.
     2.3 Additional Members. Except as expressly permitted by this Agreement, no other Person will be admitted as a member of the Company, and no additional interests in the Company will be issued, without the written approval of the Member and the amendment and restatement of this Agreement.
     2.4 Name. The name of the Company is RJR Packaging, LLC. All business of the Company will be conducted in such name.
     2.5 Powers. Subject to any limitations set forth in the Certificate of Formation and this Agreement, the Company will possess and may exercise all of the powers and privileges granted by the Act or by any other law or by this Agreement, together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the permitted business purposes or activities of the Company.
     2.6 Purposes. The purposes of the Company are to engage in such activities and to exercise such powers permitted of limited liability companies under the Act.
     2.7 Office. The registered office of the Company in the State of Delaware is located at Corporation Service Company, 2711 Centerville Road, Suite 400; Wilmington, Delaware 19808. The Member may establish the principal place of business of the Company; provided that such location is within a state that permits the qualification as a foreign limited liability company of a limited liability company organized under the laws of the State of Delaware, and the Company duly qualifies to do business under the applicable laws of such state.
     2.8 Term. The term of the Company commenced on the date as of which the Certificate of Formation described in Section 18-201 of the Act was filed in the office of the Secretary of State of the State of Delaware in accordance with the Act, and will continue until its business is completed following a Company Liquidating Event, as provided in Section 8.
     2.9 Fiscal Year. The fiscal year of the Company for financial statements and U.S. federal income tax purposes will be the same and will, except as otherwise required in accordance with the Code, end on December 31 of each year.
     2.10 Amendments to Certificate of Formation. The Member is hereby designated as an “authorized person,” within the meaning of the Act, to execute, deliver and file any amendments, restatements, corrections or certificates of cancellation of the Company’s Certificate of Formation, all in accordance with the provisions of this Agreement.

     2.11 Agent for Service of Process. The registered agent for service of process on the Company in the State of Delaware will be Corporation Service Company, 2711 Centerville Road, Suite 400; Wilmington, Delaware 19808 or any successor as appointed by the Member at any time.
     2.12 Cancellation Certificates. Upon the happening of any event specified in Section 18-203 of the Act with respect to the Company, the Member will promptly execute and cause to be filed certificates of cancellation in accordance with the Act and the Laws of any other states or other jurisdictions in which the Member deems such filing necessary or advisable.
     2.13 Liability to Third Parties. The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, will be solely the debts, obligations and liabilities of the Company, and the Member will not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member of the Company.
     2.14 Certificated Interests. Any Member Interests in the Company shall be (a) represented by a certificate setting forth the Member’s interest in the Company, rounded up to the nearest whole numbers and (b) a “Security” within the meaning of, and shall be governed by, Article 8 of the Uniform Commercial Code as in effect in the State of Delaware.
III. MEMBERS
     3.1 Rights of the Member. The Member will have the rights and obligations provided in this Agreement and, to the extent consistent with this Agreement, the Act.
     3.2 Member Interests. There will be one class of Member Interests in the Company, consisting of one-hundred (100) certificated membership interests.
IV. MANAGEMENT
     4.1 Management of the Company. (a) The management of the Company will be vested in the Member and such officers as the Member may designate from time to time.
     (b) Authority of the Member. The Member, and any officers designated by the Member, will have the authority on behalf and in the name of the Company to perform all acts necessary and desirable to the purposes of the Company (including but not limited to opening bank or other accounts and effecting the purchase and sale of capital stock) subject only to any restrictions expressly set forth in this Agreement and the Certificate of Formation.
     4.2 Reliance by Third Parties. Persons dealing with the Company are entitled to rely conclusively upon the power and authority of the Member set forth in this Agreement.
     4.3 Books and Records. The Member will cause the Company to comply with all of the obligations of the Company set forth in Section 7.
     4.4 Certain Limitations on Duties and Obligations of the Member. In performing its obligations under this Agreement, except for actions taken or not taken in contravention of the non-discretionary terms and provisions of this Agreement, none of the Member, or any partner, member, director, officer, employee or agent of the Member acting for or on behalf of the Member, will have any liability to the Company as a result of any action taken or not taken in managing or conducting the business of the Company.
     4.5 Maintenance of Company. Until the occurrence of a Company Liquidating Event, the Member will take all actions which in its reasonable discretion it determines to be necessary or appropriate (i) for the continuation of the Company as a valid limited liability company under the Act and as a limited liability company under the laws of each other jurisdiction in which such existence is necessary, (x) to protect the limited liability of the Member, and (y) to enable the Company to conduct the business in which it is engaged, and (ii) for the accomplishment of the Company’s purposes, in accordance with the provisions of this Agreement and applicable Law.
V. COMPANY CAPITAL
     5.1 Initial Capital Contribution. (a) Contribution by the Member. The Member has contributed the packaging business of the Member to the Company in accordance with the Assignment and Assumption Agreement attached as Exhibit A hereto.
     (b) Exclusivity. Except as provided in this Section and as provided by Section 18-607 or 18-804 of the Act, the Member will not have any obligation at any time to make additional capital contributions to or assume or pay liabilities of the Company.
     5.2 No Withdrawal of Capital. The Member will not demand or, except as otherwise provided in Sections 6 or 8 or elsewhere in this Agreement, receive a return of its capital contributions.
     5.3 Additional Capital Contributions. The Member may, but will be under no obligation to, make additional capital contributions.
     (a) No payment by the Member or any Affiliate of the Member of an expense of the Company or attributable to the Company will be deemed a capital contribution to the Company but, instead, will be reimbursable by the Company to the Member or such Affiliate as the case may be.
     5.4 Advances from the Member. Advances by the Member to the Company will not be deemed capital contributions to the Company.
VI. DISTRIBUTIONS AND ALLOCATIONS
     6.1 Distributions. The Company will only make or pay such distributions as may be approved from time to time by the Member.
     6.2 Profits and Losses. All profits and losses of the Company will be allocated to the Member.

VII. ACCOUNTING; BOOKS AND RECORDS; REPORTS
     7.1 Accounting; Books and Records. Maintenance. The Company will maintain its own separate books of account which will include a record of all costs and expenses incurred, all charges made, all credits made and received, and all income derived in connection with the conduct of the Company and the operation of its business in accordance with this Agreement.
     (a) Accounting Methods. The Company will use the accrual method of accounting in preparation of its annual reports and for tax purposes and will keep its books and records accordingly.
VIII. DISSOLUTION AND WINDING UP
     8.1 Liquidation. (a) The Company Liquidating Events. The Company will dissolve and commence winding up and liquidating upon the occurrence of any Company Liquidating Event.
     (b) Dissolution. The Company will not dissolve prior to the occurrence of any Company Liquidating Event.
     (c) Dissolution Cure Period. Upon the occurrence as to the Member of one of the events set forth in Section 18-801(b) of the Act, the Company will not be dissolved (even if such Member will be the last remaining Member of the Company), provided that within 90 days of the occurrence of such event, the Personal Representative (as defined in the Act) of the Member agrees in writing to continue the Company, and to cause the admission of the nominee or designee thereof to the Company, effective as of the occurrence of the event that terminated the continued membership of the Member.
     8.2 Winding Up. (a) Distribution of Assets. Upon the occurrence of a Company Liquidating Event, the Company will continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and the Member, and the Member will not take any action with respect to the Company that is inconsistent with the winding up of the Company’s business and affairs. The Member will be responsible for overseeing the winding up and dissolution of the Company, will take full account of the Company’s assets and liabilities, and will cause the Company’s assets or the proceeds from the sale or disposition thereof, to the extent sufficient therefor, to be applied and distributed, to the maximum extent permitted by Law, in the following order:
(i) first, as provided in Section 18-804(a)(1) of the Act; and
(ii) thereafter, the balance, if any, to the Member.
     (b) Reserves. In the discretion of the Member, a portion (determined in the manner provided below) of the distributions that would otherwise be made to the Member pursuant to Section 8.2(a) may be distributed to a trust established for the benefit of the Member or otherwise set aside in appropriate reserves.

     8.3 Notice of Dissolution. In accordance with the Act, as soon as possible following the winding up of the Company, the Member will cause to be executed and filed a certificate of cancellation with the Secretary of State of the State of Delaware in such form as is prescribed by the Secretary of state of the State of Delaware.
IX. INDEMNIFICATION
     9.1 Indemnification of the Member. The Company and any receiver or trustee of the Company will indemnify, save harmless, and pay all expenses of the Member, any stockholder, member, partner, beneficiary and other equity holder of the Member and any officers, directors, employees and agents of any of them, for any expenses incurred by reason of any act performed or omitted to be performed by any such Person in connection with the business of the Company.
     9.2 Survival of Indemnification Obligations. All indemnities provided for in this Agreement will survive the transfer of the Member Interest and the liquidation of the Company.
X. MISCELLANEOUS
     10.1 Notices. Any notice, payment, demand, or communication required or permitted to be given by any provision of this Agreement will be in writing or by facsimile and will be deemed to have been delivered, given and received for all purposes (a) if delivered personally to the Person or to an officer of the Person to whom the same is directed, or (b) when the same is actually received (if a Business Day, or if not, on the next succeeding Business Day) if sent either by courier or delivery service or registered or certified mail, postage and charges prepaid, or by facsimile, addressed to such address as such Person may specify simultaneously herewith or thereafter in accordance with this Agreement. Any such notice will be deemed to be delivered, given, and received for all purposes as of the date so delivered, if delivered personally, or otherwise as of the date on which the same was received. Any Person may from time to time specify a different address by notice to the Company and the Member.
     10.2 Severability. Except as otherwise provided in the succeeding sentence, every provision of this Agreement is intended to be severable, and, if any term or provision of this Agreement is illegal or invalid for any reason whatsoever, such illegality or invalidity will not affect the validity or legality of the remainder of this Agreement. The preceding sentence of this Section will be of no force or effect if the consequence of enforcing the remainder of this Agreement without such illegal or invalid term or provision would be to cause the Member to lose the benefit of its economic bargain.
     10.3 Governing Law. The Laws of the State of Delaware, without regard to its conflict of laws principles, will govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the Member.
     10.4 Amendments. No amendment, modification or waiver of this Agreement, or any part hereof, will be valid or effective unless in writing and signed by the Member.
     10.5 Binding Effect. Except as herein otherwise provided to the contrary, this Agreement will be binding upon and inure to the benefit of the Member, and its successors and assigns.

     10.6 Third Party Beneficiary Rights. This Agreement is made solely and specifically by and for the benefit of the Member, the Company and their respective successors and assigns, subject to the express provisions hereof relating to successors and assigns, and no other Person, individual, corporation or entity, whatsoever, will have any rights, interests or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third party beneficiary or otherwise.
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     IN WITNESS WHEREOF, the Member has adopted this Agreement effective as of April 30, 2003.

R. J. REYNOLDS TOBACCO COMPANY,
its Sole Member,

By:	/s/ Lynn L. Lane

Name: Lynn L. Lane
Title: SVP and Treasurer